Exhibit 10.5g
JABIL CIRCUIT, INC.
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT
     This RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is made as of                                          (the “Grant Date”) between JABIL CIRCUIT, INC. a Delaware corporation (the “Company”) and                      (the “Grantee”).
Background Information
     A. The Board of Directors (the “Board”) and stockholders of the Company previously adopted the Jabil Circuit, Inc. 2002 Stock Incentive Plan (the “Plan”).
     B. Section 8 of the Plan provides that the Administrator shall have the discretion and right to grant Stock Awards, including Stock Awards denominated in units representing rights to receive shares, to any Employees or Consultants, subject to the terms and conditions of the Plan and any additional terms provided by the Administrator. The Administrator has made a Stock Award grant denominated in units to the Grantee as of the Grant Date pursuant to the terms of the Plan and this Agreement.
     C. The Compensation Committee of the Board (the “Committee”) has determined that it is desirable for compensation delivered pursuant to such Stock Award to be eligible to qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, and the Compensation Committee has determined that Section 8(b) of the Plan is applicable to such Stock Award.
     D. The Grantee desires to accept the Stock Award grant and agrees to be bound by the terms and conditions of the Plan and this Agreement.
     E. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.
Agreement
     1. Restricted Stock Units. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants to the Grantee _____ restricted stock units (the “Restricted Stock Units”) as of the Grant Date. Each Restricted Stock Unit represents the right to receive a Share of Common Stock if the Restricted Stock Unit becomes vested and non-forfeitable in accordance with Section 2 or Section 3 of this Agreement. The Grantee shall have no rights as a stockholder of the Company, no dividend rights and no voting rights with respect to the Restricted Stock Units or the Shares underlying the Restricted Stock Units unless and until the Restricted Stock Units become vested and non-forfeitable and such Shares are delivered to the Grantee in accordance with Section 4 of this Agreement. The Grantee is required to pay no cash consideration for the grant of the Restricted Stock Units. The Grantee acknowledges and agrees that (i) the Restricted Stock Units and related rights are nontransferable as provided in Section 5 of this Agreement, (ii) the Restricted Stock Units are subject to forfeiture in the event the Grantee’s Continuous Status as an Employee or Consultant terminates in certain circumstances, as specified in Section 6 of this Agreement, (iii) sales of Shares of Common Stock delivered in settlement of the Restricted Stock Units will be subject to the Company’s policies regulating trading by Employees and Consultants, including any applicable “blackout” or other designated periods in which sales of Shares are not permitted, (iv) Shares delivered in settlement will be subject to any recoupment or “clawback” policy of the Company, and (v) any entitlement to dividend equivalents will be in accordance with Section 7 of this Agreement. The extent to which the Grantee’s rights and interest in the Restricted Stock Units becomes vested and non-forfeitable shall be determined in accordance with the provisions of Sections 2 and 3 of this Agreement.
     2. Vesting.
          (a) Except as may be otherwise provided in Section 3 or Section 6 of this Agreement, the vesting of the Grantee’s rights and interest in the Restricted Stock Units shall be determined in accordance with this Section 2. [Describe performance-based vesting restrictions].
     3. Change in Control. In the event of a Change in Control, any portion of the Restricted Stock Units that is not yet vested on the date such Change in Control is determined to have occurred:
          (a) shall become fully vested on the first anniversary of the date of such Change in Control (the “Change in Control Anniversary”) if the Grantee’s Continuous Status as an Employee or Consultant does not terminate prior to the Change in Control Anniversary;
          (b) shall become fully vested on the Date of Termination if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company without Cause or resignation by the Grantee for Good Reason; or
          (c) shall not become fully vested if the Grantee’s Continuous Status as an Employee or Consultant terminates prior to the Change in Control Anniversary as a result of termination by the Company for Cause or resignation by the Grantee without Good Reason, but only to the extent such Restricted Stock Units have not previously become vested.
For purposes of this Agreement, the references to “fully vested” refer to vesting of the number of Restricted Stock Units that would vest upon achievement of the maximum level of achievement of the Performance Goal under Section 2. This Section 3 shall supersede the standard vesting provision contained in Section 2 of this Agreement only to the extent that it results in accelerated vesting of the Restricted Stock Units, and it shall not result in a delay of any vesting or non-vesting of any Restricted Stock Units that otherwise would occur at the end of the Performance Period under the terms of the standard vesting provision contained in Section 2 of this Agreement.
For purposes of this Section 3, the following definitions shall apply:
          (d) “Cause” means:

               (i) The Grantee’s conviction of a crime involving fraud or dishonesty; or
               (ii) The Grantee’s continued willful or reckless material misconduct in the performance of the Grantee’s duties after receipt of written notice from the Company concerning such misconduct;
provided, however, that for purposes of Section 3(d)(ii), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by the Grantee in good faith to have been in or not opposed to the interest of the Company (without intent of the Grantee to gain, directly or indirectly, a profit to which the Grantee was not legally entitled).
          (e) “Good Reason” means:
               (i) The assignment to the Grantee of any duties adverse to the Grantee and materially inconsistent with the Grantee’s position (including status, titles and reporting requirement), authority, duties or responsibilities, or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action that is not taken in bad faith;
               (ii) Any material reduction in the Grantee’s compensation; or
               (iii) Change in location of the Grantee’s assigned office of more than 35 miles without prior consent of the Grantee.
The Grantee’s resignation will not constitute a resignation for Good Reason unless the Grantee first provides written notice to the Company of the existence of the Good Reason within 90 days following the effective date of the occurrence of the Good Reason, and the Good Reason remains uncorrected by the Company for more than 30 days following receipt of such written notice of the Good Reason from the Grantee to the Company, and the effective date of the Grantee’s resignation is within one year following the effective date of the occurrence of the Good Reason.
     4. Timing and Manner of Settlement of Restricted Stock Units.
          (a) Settlement Timing. Unless and until the Restricted Stock Units become vested and non-forfeitable in accordance with Section 2, Section 3 or Section 6 of this Agreement, the Grantee will have no right to settlement of any such Restricted Stock Units. Restricted Stock Units will be settled under this Section 4 by the Company delivering to the Grantee (or his beneficiary in the event of death) a number of Shares equal to the number of Restricted Stock Units that have become vested and non-forfeitable and are to be settled at the applicable settlement date. In the case of Restricted Stock Units that become vested and non-forfeitable as of the end of the Performance Period in accordance with Section 2 of this Agreement (including Restricted Stock Units not forfeited by operation of Section 6(a) or 6(c)), such Restricted Stock

Units will be settled at a date that is as prompt as practicable after the Determination Date but in no event later than two and one-half (2-1/2) months after the end of the Performance Period (settlement that is prompt but in no event later than two and one-half (2-1/2) months after the applicable vesting date is referred to herein as “Prompt Settlement”). The settlement of Restricted Stock Units that become vested and non-forfeitable in circumstances governed by Section 3 or Section 6(b) will be as follows:
               (i) Restricted Stock Units that do not constitute a deferral of compensation under Code Section 409A will be settled as follows:
                    (A) Restricted Stock Units that become vested in accordance with Section 6(b) (due to the Grantee’s death) will be settled within the period extending to not later than two and one-half (2-1/2) months after the later of the end of calendar year or the end of the Company’s fiscal year in which death occurred; and
                    (B) Restricted Stock Units that become vested in accordance with Section 3(a) (on the Change in Control Anniversary) or Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following the applicable vesting date under Section 3(a) or 3(b).
               (ii) Restricted Stock Units that constitute a deferral of compensation under Code Section 409A (“409A RSUs”) will be settled as follows:
                    (A) 409A RSUs that become vested in accordance with Section 6(b) (due to the Grantee’s death) will be settled on the 30th day after the date of the Grantee’s death;
                    (B) 409A RSUs that become vested in accordance with Section 3(a) (on the Change in Control Anniversary), if in connection with the Change in Control there occurred a change in the ownership of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulation § 1.409A-3(i)(5) (a “409A Change in Control”), will be settled in a Prompt Settlement following the first anniversary of the 409A Change in Control, and if there occurred no 409A Change in Control in connection with the Change in Control, such 409A RSUs will be settled in a Prompt Settlement following the earliest of the end of the Performance Period (following the Determination Date), one year after a 409A Change in Control not related to the Change in Control or the termination of the Grantee’s Continuous Status as an Employee or Consultant, subject to Section 9(b) (including the six-month delay rule); and
                    (C) 409A RSUs that become vested in accordance with Section 3(b) (during the year following a Change in Control) will be settled in a Prompt Settlement following termination of the Grantee’s Continuous Status as an Employee or Consultant, subject to Section 9(b) (including the six-month delay rule).

          (b) Manner of Settlement. The Company may make delivery of shares of Common Stock in settlement of Restricted Stock Units by either delivering one or more certificates representing such Shares to the Grantee (or his beneficiary in the event of death), registered in the name of the Grantee (and any joint name, if so directed by the Grantee), or by depositing such Shares into a stock brokerage account maintained for the Grantee (or of which the Grantee is a joint owner, with the consent of the Grantee). In no event will the Company issue fractional Shares.
          (c) Effect of Settlement. Neither the Grantee nor any of the Grantee’s successors, heirs, assigns or personal representatives shall have any further rights or interests in any Restricted Stock Units that have been paid and settled. Although a settlement date or range of dates for settlement are specified above in order to comply with Code Section 409A, the Company retains discretion to determine the settlement date, and no Grantee or beneficiary of a Grantee shall have any claim for damages or loss by virtue of the fact that the market price of Common Stock was higher on a given date upon which settlement could have been made as compared to the market price on or after the actual settlement date (any claim relating to settlement will be limited to a claim for delivery of Shares and related dividend equivalents).
     5. Restrictions on Transfer. The Grantee shall not have the right to make or permit to occur any transfer, assignment, pledge, hypothecation or encumbrance of all or any portion of the Restricted Stock Units, related rights to dividend equivalents or any other rights relating thereto, whether outright or as security, with or without consideration, voluntary or involuntary, and the Restricted Stock Units, related rights to dividend equivalents and other rights relating thereto, shall not be subject to execution, attachment, lien, or similar process; provided, however, the Grantee will be entitled to designate a beneficiary or beneficiaries to receive any settlement in respect of the Restricted Stock Units upon the death of the Grantee, in the manner and to the extent permitted by the Administrator. Any purported transfer or other transaction not permitted under this Section 5 shall be deemed null and void.
     6. Forfeiture. Except as may be otherwise provided in this Section 6, the Grantee shall forfeit all of his rights and interest in the Restricted Stock Units and related dividend equivalents if his Continuous Status as an Employee or Consultant terminates for any reason before the Restricted Stock Units become vested in accordance with Section 2 or Section 3 of this Agreement.
          (a) Retirement. In the event of the Grantee’s Retirement in accordance with the terms and conditions set forth in this Section 6(a), the Grantee’s Continuous Status as an Employee or Consultant shall be treated as not having terminated for a number of years determined in accordance with this Section 6(a) for purposes of application of the vesting provisions of this Agreement. For purposes of this Section 6(a), “Retirement” means termination of the Grantee’s Continuous Status as an Employee or Consultant after the earliest of:
               (i) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Grantee has attained age fifty (50) and completed fifteen (15) Full Years of Continuous Status as an Employee or Consultant;

               (ii) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Grantee has attained age fifty-eight (58) and completed ten (10) Full Years of Continuous Status as an Employee or Consultant; or
               (iii) The Grant Date or the end of the Company fiscal year in the Performance Period at which the Grantee has attained age sixty-two (62) and completed five (5) Full Years of Continuous Status as an Employee or Consultant.
     For purposes of this Section 6(a), “Full Year” means a twelve-month period beginning on the date of the Grantee’s commencement of service for the Company or a Subsidiary and each anniversary thereof. Except as otherwise provided in this Section 6(a), the time period of Continuous Status as an Employee or Consultant for a Grantee whose service with the Company or a Subsidiary terminates and who subsequently returns to service with the Company or a Subsidiary shall include all time periods of the Grantee’s service for the Company or a Subsidiary for purposes of this Section 6(a). This Section 6(a) will only apply to a Retirement if the Grantee’s Continuous Status as an Employee or Consultant does not terminate due to Cause as defined in this Agreement. In addition, this Section 6(a) will only apply to a Retirement if the Grantee executes the agreement, if any, required under Section 6(d). For a Grantee who became an Employee or Consultant of the Company or a Subsidiary following the acquisition of his or her employer by the Company or a Subsidiary, service with the acquired employer shall not count toward the number of years of the Grantee’s Continuous Status as an Employee or Consultant for purposes of this Section 6(a), and Continuous Status as an Employee or Consultant shall be measured from the commencement of the Grantee ’s service for the Company or a Subsidiary following such acquisition. For purposes of this Section 6(a), the number of years of the Grantee’s Continuous Status as an Employee or Consultant shall also include service with Jabil Circuit Co., a Michigan corporation and predecessor to the Company, and any Predecessor Subsidiary. For purposes of this Section 6(a), “Predecessor Subsidiary” means a company of which not less than fifty percent (50%) of the voting shares were held by Jabil Circuit Co. or a Predecessor Subsidiary. For purposes of this Section 6(a), for a Grantee who subsequent to the Grant Date performs service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that no longer includes being a state law officer of the Company or a substantially equivalent position of a Subsidiary (“Subsequent Non-Officer Service”), the time period of such Grantee’s Continuous Status as an Employee or Consultant shall not include the time period of any such Subsequent Non-Officer Service, but shall include any time period during which such Grantee subsequently resumes service for the Company or a Subsidiary in a role as an employee of the Company or a Subsidiary that includes being a state law officer of the Company or a substantially equivalent position of a Subsidiary.
     If this Section 6(a) applies to the Grantee’s Retirement, the Grantee’s Continuous Status as an Employee or Consultant shall be treated as not having terminated for the number of years beginning on the effective date of the Retirement, or the remaining portion of the vesting period, whichever is applicable, in accordance with the following table based on the Grantee’s age and full years of Continuous Status as an Employee or Consultant at the later of the Grant Date or the Company’s fiscal year-end next preceding the effective date of the Retirement:

Full Years of Continuous Status as an Employee or Consultant
Age	5 Years	10 Years	15 Years	20 or More Years
50 – 54	None	None	1 year	2 years
55 – 57	None	None	2 years	Full vesting period
58 – 61	None	2 years	3 years	Full vesting period
62 or Older	Full vesting period	Full vesting period	Full vesting period	Full vesting period
Accordingly, upon such Retirement, Restricted Stock Units that otherwise would be forfeited because the Performance Period would end at a date after the effective date of the Retirement will not be forfeited if the end of the Performance Period would have been reached had the Grantee remained in Continuous Status as an Employee or Consultant for the additional period specified in the table above. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. Any portion of the Restricted Stock Units that could not potentially become vested under Section 2 assuming the Grantee’s Continuous Status as an Employee or Consultant as set forth in the above table will be forfeited upon Retirement. The death of the Grantee following Retirement or a Change in Control following Retirement shall not affect the application of this Section 6(a), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(a) in accordance with Section 4
          (b) Death. In the event that the Grantee’s Continuous Status as an Employee or Consultant terminates due to death at a time that Grantee’s Restricted Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall vest as follows: [Describe vesting].
          (c) Disability. In the event that the Grantee’s Continuous Status as an Employee or Consultant terminates due to Disability at a time that any portion of the Grantee’s Restricted Stock Units have not yet vested, a pro rata portion of the Grantee’s Restricted Stock Units shall remain outstanding and shall be eligible for future vesting based on the actual level of achievement in the Performance Period, provided, however, that non-forfeiture of such Restricted Stock Units will only apply if the Grantee executes the agreement, if any, required under Section 6(d). The pro rata portion shall be calculated as follows: [Describe vesting]. No fractional Shares shall be issued, and subject to the limitations under Section 2(b) on the number of related Shares available under this Agreement (that is, 150 percent of the related Shares through the first Measurement Date and 100 percent of the related Shares thereafter), any fractional Share that would have resulted from the foregoing calculations shall be rounded up to the next whole Share. Vesting of such Restricted Stock Units will remain subject to Section 2, and settlement of such Restricted Stock Units will remain subject to Section 4. The death of the Grantee following a termination governed by this Section 6(c), or a Change in Control following such termination, shall not increase or decrease the number of Restricted Stock Units forfeited or not forfeited under this Section 6(c), although such events will trigger a settlement of the Restricted Stock Units not forfeited by operation of this Section 6(c) in accordance with Section 4. Any Restricted Stock Units that were unvested at the date of a termination governed by this Section 6(c) which exceed the pro rata portion of the Restricted Stock Units that remain outstanding under this Section 6(c) shall be forfeited.
          (d) Execution of Separation Agreement and Release. Unless otherwise determined by the Administrator, as a condition to the non-forfeiture of Restricted Stock Units upon Retirement under Section 6(a) or upon a termination due to Disability under Section 6(c), the Grantee shall be required to execute a separation agreement and release, in a form prescribed by the Administrator, setting forth covenants relating to noncompetition, nonsolicitation, nondisparagement, confidentiality and similar covenants for the protection of the Company’s business, and releasing the Company from liability in connection with the Grantee’s termination. Such agreement shall provide for the forfeiture and/or clawback of the Restricted Stock Units subject to Section 6(a) or 6(c), and the Shares of Common Stock issued or issuable in settlement of the Restricted Stock Units, and related dividend equivalents and any other related rights, in the event of the Grantee’s failure to comply with the terms of such agreement. The Administrator will provide the form of such agreement to the Grantee at the date of termination, and the Grantee must execute and return such form within the period specified by law or, if no such period is specified, within 21 days after receipt of the form of agreement, and not revoke such agreement within any permitted revocation period (the end of these periods being the “Agreement Effectiveness Deadline”). If any Restricted Stock Units subject to Section 6(a) or 6(c) or related rights would be required to be settled before the Agreement Effectiveness Deadline, the settlement shall not be delayed pending the receipt and effectiveness of the agreement, but any such Restricted Stock Units or related rights settled before such receipt and effectiveness shall be subject to a “clawback” (repaying to the Company the Shares and cash paid upon settlement) in the event that the agreement is not received and effective and not revoked by the Agreement Effectiveness Deadline.
     7. Dividend Equivalents; Adjustments.
          (a) Dividend Equivalents. During the period beginning on the Grant Date and ending on the date that Shares are issued in settlement of a Restricted Stock Unit, the Grantee will accrue dividend equivalents on Restricted Stock Units (including electively deferred 409A RSUs) equal to the cash dividend or distribution that would have been paid on the Restricted Stock Unit had the Restricted Stock Unit been an issued and outstanding Share of Common Stock on the record date for the dividend or distribution. Such accrued dividend equivalents (i) will vest and become payable upon the same terms and at the same time of settlement as the Restricted Stock Units to which they relate, and (ii) will be denominated and payable solely in cash. Dividend equivalent payments, at settlement, will be net of applicable federal, state, local and foreign income and social insurance withholding taxes (subject to Section 8).
          (b) Adjustments. The number of Restricted Stock Units (including electively deferred 409A RSUs) credited to the Grantee, [Describe any other measurements to be adjusted], shall be subject to adjustment by the Company, in accordance with Section 11 of the Plan, in order to preserve without enlarging the Grantee’s rights with respect to such Restricted Stock Units. Any such adjustment shall be made taking into account any crediting of cash dividend equivalents to the Grantee under Section 7(a) in connection with such transaction or event. In the case of an extraordinary cash dividend, the Committee may determine to adjust Grantee’s Restricted Stock Units under this Section 7(b) in lieu of crediting cash dividend equivalents under Section 7(a). Restricted Stock Units credited to the Grantee as a result of an adjustment shall be subject to the same forfeiture and settlement terms as applied to the related Restricted Stock Units prior to the adjustment.
     8. Responsibility for Taxes and Withholding. Regardless of any action the Company, any of its Subsidiaries and/or the Grantee’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or any of its affiliates. The Grantee further acknowledges that the Company and/or its Subsidiaries (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant or vesting of the Restricted Stock Units, the delivery of Shares, the subsequent sale of Shares acquired pursuant to such delivery and the receipt of any dividends and/or dividend equivalents; and (ii) do not commit to and are under no obligation to structure the terms of any award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company and/or its Subsidiaries may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
     Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or its Subsidiaries to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or its Subsidiaries, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
          (a) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or its Subsidiaries; or
          (b) withholding from proceeds of the Shares acquired following settlement either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
          (c) withholding in Shares to be delivered upon settlement; or
          (d) withholding from dividend equivalent payments (payable in cash) related to the Shares to be delivered at settlement.
To avoid negative accounting treatment, the Company and/or its Subsidiaries may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Grantee is deemed to have been issued the full number of Shares attributable to the awarded Restricted Stock Units, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.
     Finally, the Grantee shall pay to the Company and/or its Subsidiaries any amount of Tax-Related Items that the Company and/or its Subsidiaries may be required to withhold or account for as a result of the Grantee’s participation in the Plan that are not satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Grantee fails to comply with the Grantee’s obligations in connection with the Tax-Related Items.
     9. Code Section 409A.
          (a) General. Payments made pursuant to this Agreement are intended to be exempt from Section 409A of the Code or to otherwise comply with Section 409A of the Code. Accordingly, other provisions of the Plan or this Agreement notwithstanding, the provisions of this Section 9 will apply in order that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or otherwise comply with Code Section 409A. In addition, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Agreement to ensure that all Restricted Stock Units, and related dividend equivalents and any other related rights, are exempt from or otherwise comply, and in operation comply, with Code Section 409A (including, without limitation, the avoidance of penalties thereunder). Other provisions of the Plan and this Agreement notwithstanding, the Company makes no representations that the Restricted Stock Units, and related dividend equivalents and any other related rights, will be exempt from or avoid any penalties that may apply under Code Section 409A, makes no undertaking to preclude Code Section 409A from applying to the Restricted Stock Units and related dividend equivalents and any other related rights, and will not indemnify or provide a gross up payment to a Grantee (or his beneficiary) for any taxes, interest or penalties imposed under Code Section 409A. Other restrictions and limitations under any deferred compensation plan or general rules applicable to deferrals apply to electively deferred 409A RSUs and related dividend equivalents and, if those provisions apply and are compliant with Code Section 409A, they shall take precedence over inconsistent provisions of this Section 9.
          (b) Restrictions on 409A RSUs. In the case of any 409A RSUs, the following restrictions will apply:
               (i) Separation from Service. Any payment in settlement of the 409A RSUs that is triggered by a termination of Continuous Status as an Employee or Consultant (or other termination of employment) hereunder will occur only if the Grantee has had a “separation from service” within the meaning of Treasury Regulation § 1.409A-1(h), with such separation from service treated as the termination for purposes of determining the timing of any settlement based on such termination.
               (ii) Six-Month Delay Rule. The “six-month delay rule” will apply to 409A RSUs if these four conditions are met:

                    (A) the Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h)) for a reason other than death;
                    (B) a payment in settlement is triggered by such separation from service; and
                    (C) the Grantee is a “specified employee” under Code Section 409A.
If it applies, the six-month delay rule will delay a settlement of 409A RSUs triggered by separation from service where the settlement otherwise would occur within six months after the separation from service, subject to the following:
                    (D) any delayed payment shall be made on the date six months and one day after separation from service;
                    (E) during the six-month delay period, accelerated settlement will be permitted in the event of the Grantee’s death and for no other reason (including no acceleration upon a Change in Control) except to the extent permitted under Code Section 409A; and
                    (F) any settlement that is not triggered by a separation from service, or is triggered by a separation from service but would be made more than six months after separation (without applying this six-month delay rule), shall be unaffected by the six-month delay rule.
          (c) Other Compliance Provisions. The following provisions apply to Restricted Stock Units:
               (i) Each tranche of Restricted Stock Units (including dividend equivalents accrued thereon) that potentially could vest at the end of the Performance Period or on account of a separate Determination Date under Section 2 shall be deemed a separate payment for purposes of Code Section 409A.
               (ii) The settlement of 409A RSUs may not be accelerated by the Company except to the extent permitted under Code Section 409A. The Company may, however, accelerate vesting (i.e., may waive the risk of forfeiture tied to termination of the Grantee’s Continuous Status as an Employee or Consultant) of 409A RSUs, without changing the settlement terms of such 409A RSUs.
               (iii) It is understood that Good Reason for purposes of this Agreement is limited to circumstances that qualify under Treasury Regulation § 1.409A-1(n)(2).
               (iv) Any election to defer settlement of Restricted Stock Units must comply with the election timing rules under Code Section 409A.

               (v) Any restriction imposed on 409A RSUs hereunder or under the terms of other documents solely to ensure compliance with Code Section 409A shall not be applied to a Restricted Stock Unit that is not a 409A RSU except to the extent necessary to preserve the status of such Restricted Stock Unit as not being a “deferral of compensation” under Code Section 409A.
               (vi) If any mandatory term required for 409A RSUs or other RSUs, or related dividend equivalents or other related rights, to avoid tax penalties under Code Section 409A is not otherwise explicitly provided under this document or other applicable documents, such term is hereby incorporated by reference and fully applicable as though set forth at length herein.
               (vii) In the case of any settlement of Restricted Stock Units during a specified period following the Determination Date or other date triggering a right to settlement, the Grantee shall have no influence (other than permitted deferral elections) on any determination as to the tax year in which the settlement will be made.
               (viii) In the case of any Restricted Stock Unit that is not a 409A RSU, if the circumstances arise constituting a Disability but termination of the Grantee’s Continuous Status as an Employee or Consultant has not in fact resulted immediately without an election by the Grantee, then only the Company or a Subsidiary may elect to terminate the Grantee’s Continuous Status as an Employee or Consultant due to such Disability.
               (ix) If the Company has a right of setoff that could apply to a 409A RSU, such right may only be exercised at the time the 409A RSU would have been settled, and may be exercised only as a setoff against an obligation that arose not more than 30 days before and within the same year as the settlement date if application of such setoff right against an earlier obligation would not be permitted under Code Section 409A.
     10. Deferral. If permitted by the Administrator, the issuance of the Shares issuable with respect to the Restricted Stock Units may be deferred upon such terms and conditions as determined by the Administrator, subject to the Administrator’s determination that any such right of deferral or any term thereof complies with applicable laws or regulations in effect from time to time, including but not limited to Section 409A of the Code and the Employee Retirement Income Security Act of 1974, as amended. Shares issuable with respect to electively deferred 409A RSUs, and related dividend equivalents, shall remain subject to the terms and conditions of this Agreement, and for this purpose shall be considered rights related to the 409A RSUs, to the extent applicable and not otherwise superseded by any deferred compensation plan or general rules applicable to electively deferred 409A RSUs, until such 409A RSUs are settled and the Shares issued, including but not limited to Sections 5, 6(d), 7, 8, 9, 11, 12, 13, 14, 15 and 16 of this Agreement.
     11. No Effect on Employment or Rights under Plan. Nothing in the Plan or this Agreement shall confer upon the Grantee the right to continue in the employment of the Company or any Subsidiary or affect any right which the Company or any Subsidiary may have to terminate the employment of the Grantee regardless of the effect of such termination of employment on the rights of the Grantee under the Plan or this Agreement. If the Grantee’s employment is terminated for any reason whatsoever (and whether lawful or otherwise), he will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his rights or benefits (actual or prospective) under this Agreement or any Award or otherwise in connection with the Plan. The rights and obligations of the Grantee under the terms of his employment with the Company or any Subsidiary will not be affected by his participation in the Plan or this Agreement, and neither the Plan nor this Agreement form part of any contract of employment between the Grantee and the Company or any Subsidiary. The granting of Awards under the Plan is entirely at the discretion of the Administrator, and the Grantee shall not in any circumstances have any right to be granted an Award.
     12. Governing Laws. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida.
     13. Successors; Severability; Entire Agreement; Headings. This Agreement shall inure to the benefit of, and be binding upon, the Company and the Grantee and their heirs, legal representatives, successors and permitted assigns. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein. Subject to the terms and conditions of the Plan, any rules adopted by the Company or the Administrator and applicable to this Agreement and the terms of any elective deferral of the Grantee applicable to the Restricted Stock Units, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.
     14. Grantee Acknowledgements and Consents.
          (a) Grantee Consent. By accepting this Agreement electronically, the Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section 14(a). The Grantee is not obliged to consent to such collection, use, processing and transfer of personal data; however, failure to provide the consent may affect the Grantee’s ability to participate in the Plan. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about the Grantee, including the Grantee’s name, home address and telephone number, date of birth, social security number or other Grantee identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, and details of all options or any other entitlement to Shares of Common Stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, or elsewhere throughout the world, in countries that may have different data privacy laws and protections than the Grantee’s country, such as the United States. By accepting this Agreement electronically, the Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any Shares acquired pursuant to the Plan. The Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Administrator; however, withdrawing consent may affect the Grantee’s ability to participate in the Plan.
          (b) Voluntary Participation. The Grantee’s participation in the Plan is voluntary. The value of the Restricted Stock Units is an extraordinary item of compensation. Unless otherwise expressly provided in a separate agreement between the Grantee and the Company or a Subsidiary, the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
          (c) Electronic Delivery and Acceptance. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ELECTRONIC DELIVERY OF THE PLAN, THE PROSPECTUS FOR THE PLAN AND OTHER DOCUMENTS RELATED TO THE PLAN (COLLECTIVELY, THE “PLAN DOCUMENTS”). THE COMPANY WILL DELIVER THE PLAN DOCUMENTS ELECTRONICALLY TO THE GRANTEE BY E-MAIL, BY POSTING SUCH DOCUMENTS ON ITS INTRANET WEBSITE OR BY ANOTHER MODE OF ELECTRONIC DELIVERY AS DETERMINED BY THE COMPANY IN ITS SOLE DISCRETION. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE CONSENTS AND AGREES THAT SUCH PROCEDURES AND DELIVERY MAY BE EFFECTED BY A BROKER OR THIRD PARTY ENGAGED BY THE COMPANY TO PROVIDE ADMINISTRATIVE SERVICES RELATED TO THE PLAN. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE HEREBY CONSENTS TO ANY AND ALL PROCEDURES THE COMPANY HAS ESTABLISHED OR MAY ESTABLISH FOR ANY ELECTRONIC SIGNATURE SYSTEM FOR DELIVERY AND ACCEPTANCE OF ANY PLAN DOCUMENTS, INCLUDING THIS AGREEMENT, THAT THE COMPANY MAY ELECT TO DELIVER AND AGREES THAT HIS ELECTRONIC SIGNATURE IS THE SAME AS, AND WILL HAVE THE SAME FORCE AND EFFECT AS, HIS MANUAL SIGNATURE. THE COMPANY WILL SEND TO THE GRANTEE AN E-MAIL ANNOUNCEMENT WHEN THE PLAN DOCUMENTS ARE AVAILABLE ELECTRONICALLY FOR THE GRANTEE’S REVIEW, DOWNLOAD OR PRINTING AND WILL PROVIDE INSTRUCTIONS ON WHERE THE PLAN DOCUMENTS CAN BE FOUND. UNLESS OTHERWISE SPECIFIED IN WRITING BY THE COMPANY, THE GRANTEE WILL NOT INCUR ANY COSTS FOR RECEIVING THE PLAN DOCUMENTS ELECTRONICALLY THROUGH THE COMPANY’S COMPUTER NETWORK. THE GRANTEE WILL HAVE THE RIGHT TO RECEIVE PAPER COPIES OF ANY PLAN DOCUMENT BY SENDING A WRITTEN REQUEST FOR A PAPER COPY TO THE ADMINISTRATOR. THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY OF THE PLAN DOCUMENTS WILL BE VALID AND REMAIN EFFECTIVE UNTIL THE EARLIER OF (i) THE TERMINATION OF THE

GRANTEE’S PARTICIPATION IN THE PLAN AND (ii) THE WITHDRAWAL OF THE GRANTEE’S CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS. THE COMPANY ACKNOWLEDGES AND AGREES THAT THE GRANTEE HAS THE RIGHT AT ANY TIME TO WITHDRAW HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE OF THE PLAN DOCUMENTS BY SENDING A WRITTEN NOTICE OF WITHDRAWAL TO THE ADMINISTRATOR. IF THE GRANTEE WITHDRAWS HIS CONSENT TO ELECTRONIC DELIVERY AND ACCEPTANCE, THE COMPANY WILL RESUME SENDING PAPER COPIES OF THE PLAN DOCUMENTS WITHIN TEN (10) BUSINESS DAYS OF ITS RECEIPT OF THE WITHDRAWAL NOTICE. BY ACCEPTING THIS AGREEMENT ELECTRONICALLY, THE GRANTEE ACKNOWLEDGES THAT HE IS ABLE TO ACCESS, VIEW AND RETAIN AN E-MAIL ANNOUNCEMENT INFORMING THE GRANTEE THAT THE PLAN DOCUMENTS ARE AVAILABLE IN EITHER HTML, PDF OR SUCH OTHER FORMAT AS THE COMPANY DETERMINES IN ITS SOLE DISCRETION.
          (d) Unfunded Plan. The Grantee acknowledges and agrees that any rights of the Grantee relating to the Grantee’s Restricted Stock Units and related dividend equivalents and any other related rights shall constitute bookkeeping entries on the books of the Company and shall not create in the Grantee any right to, or claim against, any specific assets of the Company or any Subsidiary, nor result in the creation of any trust or escrow account for the Grantee. With respect to the Grantee’s entitlement to any payment hereunder, the Grantee shall be a general creditor of the Company.
     15. Additional Acknowledgements. By accepting this Agreement electronically, the Grantee and the Company agree that the Restricted Stock Units are granted under and governed by the terms and conditions of the Plan and this Agreement. The Grantee has reviewed in its entirety the prospectus that summarizes the terms of the Plan and this Agreement, has had an opportunity to request a copy of the Plan in accordance with the procedure described in the prospectus, has had an opportunity to obtain the advice of counsel prior to electronically accepting this Agreement and fully understands all provisions of the Plan and this Agreement. The Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement.
     16. Country Appendix. Notwithstanding any provision of this Agreement to the contrary, this Restricted Stock Unit grant and any Shares issued pursuant to this Agreement shall be subject to the applicable terms and provisions as set forth in the Country Appendix attached hereto and incorporated herein, if any, for the Grantee’s country of residence (and country of employment or engagement as a Consultant, if different).
Acceptance by the Grantee
By selecting the “I accept” box on the website of the Company’s administrative agent, the Grantee acknowledges acceptance of, and consents to be bound by, the Plan and this Agreement and any other rules, agreements or other terms and conditions incorporated herein by reference.

COUNTRY APPENDIX
ADDITIONAL TERMS AND CONDITIONS TO RESTRICTED STOCK UNIT AWARD AGREEMENT
(Non-US and Non-EU)
This Country Appendix includes the following additional terms and conditions that govern the Grantee’s Stock Award for all Grantees that reside and/or work (i) outside of the United States and (ii) outside of an European Union jurisdiction.
Notifications
This Country Appendix also includes information regarding exchange controls and certain other issues of which the Grantee should be aware with respect to the Grantee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of October 2010. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Grantee not rely on the information in this Country Appendix as the only source of information relating to the consequences of the Grantee’s participation in the Plan because the information may be out of date at the time that the Restricted Stock Units vest, or Shares are delivered in settlement of the Restricted Stock Units, or the Grantee sells any Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Grantee’s particular situation, and none of the Company, its Subsidiaries, nor the Administrator is in a position to assure the Grantee of a particular result. Accordingly, the Grantee is advised to seek appropriate professional advice as to how the relevant laws in the Grantee’s country of residence and/or work may apply to the Grantee’s situation.
Finally, if the Grantee transfers employment after the Grant Date, or is considered a resident of another country for local law purposes following the Grant Date, the notifications contained herein may not be applicable to the Grantee, and the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Grantee.
Terms and Conditions Applicable to All Jurisdictions
English Language. The Grantee acknowledges and agrees that it is the Grantee’s express intent that this Agreement, the Plan and all other documents, rules, procedures, forms, notices and legal proceedings entered into, given or instituted pursuant to the Stock Award, be drawn up in English. If the Grantee has received this Agreement, the Plan or any other rules, procedures, forms or documents related to the Stock Award translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.
Repatriation; Compliance with Laws. The Grantee agrees, as a condition of the grant of the Stock Award, to repatriate all payments attributable to the Award and/or cash acquired under the

Plan (including, but not limited to, dividends, dividend equivalents, and any proceeds derived from the sale of the Shares acquired pursuant to the Agreement) in accordance with all foreign exchange rules and regulations applicable to the Grantee. The Company and the Administrator reserve the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any Shares acquired or cash payments made pursuant to the Agreement, to the extent the Company, its Subsidiaries or the Administrator determines it is necessary or advisable in order to comply with local law or to facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Finally, the Grantee agrees to take any and all actions as may be required to comply with the Grantee’s personal legal and tax obligations under all laws, rules and regulations applicable to the Grantee.
Commercial Relationship. The Grantee expressly recognizes that the Grantee’s participation in the Plan and the Company’s Stock Award grant does not constitute an employment relationship between the Grantee and the Company. The Grantee has been granted Stock Awards as a consequence of the commercial relationship between the Company and the Company’s Subsidiary that employs the Grantee, and the Company’s Subsidiary is the Grantee’s sole employer. Based on the foregoing, (a) the Grantee expressly recognizes the Plan and the benefits the Grantee may derive from participation in the Plan do not establish any rights between the Grantee and the Subsidiary that employs the Grantee, (b) the Plan and the benefits the Grantee may derive from participation in the Plan are not part of the employment conditions and/or benefits provided by the Subsidiary that employs the Grantee, and (c) any modifications or amendments of the Plan by the Company or the Administrator, or a termination of the Plan by the Company, shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Subsidiary that employs the Grantee.
Private Placement. The grant of the Stock Award is not intended to be a public offering of securities in the Grantee’s country of residence and/or employment but instead is intended to be a private placement. As a private placement, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities (unless otherwise required under local law), and the grant of the Stock Award is not subject to the supervision of the local securities authorities.
Additional Acknowledgements. The GRANTEE also acknowledges and agrees to the following:
•	The grant of the Stock Award is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Awards, or benefits in lieu of the Stock Award even if Stock Awards have been granted repeatedly in the past.

•	The future value of the Shares and any related dividend equivalents is unknown and cannot be predicted with certainty.

•	No claim or entitlement to compensation or damages arises from the forfeiture of the Stock Award or any of the Restricted Stock Units or related dividend equivalents, the termination of the Plan, or the diminution in value of the Restricted Stock Units or

Shares, and the Grantee irrevocably releases the Company, its Subsidiaries, the Administrator and their affiliates from any such claim that may arise.

•	None of the Company, its Subsidiaries, nor the Administrator is providing any tax, legal or financial advice or making any recommendations regarding the Grantee’s participation in the Plan, the grant, vesting or settlement of the Grantee’s Restricted Stock Units, or the Grantee’s acquisition or sale of the Shares delivered in settlement of the Restricted Stock Units. The Grantee is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.
Notifications Applicable To Brazil
Exchange Control Information. If the Grantee is resident or domiciled in Brazil, the Grantee will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Restricted Stock Units and Shares.
Terms and Conditions Applicable to China
Exchange Control Requirements. The Grantee understands and agrees that, due to exchange control laws in China, the Grantee will be required to immediately repatriate the proceeds from the sale of Shares and any dividends and dividend equivalents received in relation to the Shares to China. The Grantee further understands that the repatriation of such amounts may need to be effected through a special exchange control account established by the Company or the Subsidiary in China, and the Grantee hereby consents and agrees that all amounts derived from the Stock Award granted under the Plan may be transferred to such special account prior to being delivered to the Grantee’s personal account. Further, to the extent required to comply with any foreign exchange rules, regulations or agreements with governmental authorities, the Grantee specifically authorizes the Company, the Subsidiary that employs the Grantee, the Administrator or their respective agents, to sell the Shares acquired under the Plan, following the termination of the Grantee’s Continuous Status as an Employee or Consultant or at some other time determined by the Company or the Administrator, including immediately following settlement of the Restricted Stock Units, and to repatriate the sale proceeds in such manner as may be designated by the Company or the Administrator.
Shares Must Remain With Company’s Designated Broker. The Grantee agrees to hold the Shares received upon settlement of the Restricted Stock Units with the Company’s designated broker until the Shares are sold.
Terms and Conditions Applicable to Hong Kong
Warning: The Stock Award and any Shares issued pursuant to the settlement of the Restricted Stock Units do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its Subsidiaries. The Agreement, the Plan, and any rules, procedures, forms or other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The Stock Award and any related documentation are intended only for the personal use of each eligible employee of the Company or its Subsidiaries and may not be distributed to any other person. If the Grantee is in any doubt about any of the contents of the Agreement, the Plan, or any rules, procedures or forms, the Grantee should obtain independent professional advice.
Sale of Shares. In the event that the Restricted Stock Units are settled within six months of the Grant Date, the Grantee agrees that the Grantee (or his beneficiary) will not sell the Shares acquired prior to the six-month anniversary of the Grant Date.
Notifications Applicable to Malaysia
Director Reporting Requirement. If the Grantee is a director of the local affiliate in Malaysia, the Grantee has an obligation to notify the local affiliate in Malaysia in writing: (i) when the Grantee is granted a Stock Award under the Plan, (ii) when the Grantee’s Restricted Stock Units are settled and the Grantee receives Shares, (iii) when Shares are sold or (iv) when there is an event giving rise to a change with respect to the Grantee’s interest in the Company. The Grantee must provide this notification within 14 days of the date the interest is acquired or disposed of or the occurrence of the event giving rise to the change to enable the local affiliate in Malaysia to comply with the relevant requirements of the Malaysian authorities. The Malaysian Companies Act prescribes criminal penalties for directors who fail to provide such notice.
Notifications Applicable to Singapore
Director Notification Obligation. The Grantee acknowledges that if he is a director or shadow director of a Subsidiary in Singapore, he is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Subsidiary in Singapore in writing when he receives an interest (e.g., Restricted Stock Units, Shares) in the Company. In addition, the Grantee acknowledges that he must notify the Subsidiary in Singapore when he sells Shares. These notifications must be made within two days of acquiring or disposing of an interest in the Company. In addition, the Grantee acknowledges that he must make a notification of his interest in the Company within two days of becoming a director.
Securities Law Information. The Plan is offered on a private basis in reliance on section 273(1)(f) of the Securities and Futures Act (“SFA”), under which it is exempt from the prospectus and registration requirements of the SFA.
Notifications Applicable to Ukraine
Exchange Control Notification. The Grantee is obligated to file certain reports with the National Bank of Ukraine (“NBU”). Specifically, the Grantee must notify the NBU in writing about the acquisition of any Shares within 14 days of the acquisition of the Shares by filing the appropriate form with the NBU. In addition, currency and other property (i.e. Shares) of residents which remain outside Ukraine may be subject to the mandatory declaration to the NBU on a quarterly basis.

Terms and Conditions Applicable to Vietnam
Cash Settlement of Restricted Stock Units. Notwithstanding any provisions in the Agreement, the Company may, in its sole discretion, deliver cash equal to the Fair Market Value of the Shares, in lieu of delivering the Shares, in settlement of the Restricted Stock Units otherwise eligible for settlement in accordance with the Agreement.